EXHIBIT 99.1

Contact:  Investor Relations

Organovo Holdings, Inc.

+1 (858) 224-1000

ir@organovo.com

Organovo Acknowledges Receipt of Proposal

Reiterates Commitment to Strategic Review Process

SAN DIEGO – October 2, 2019 – Organovo Holdings, Inc. (NASDAQ: ONVO) (“Organovo”) today confirmed that it has received a proposal from Viscient Biosciences (“Viscient”), an early-stage private company headquartered in San Diego, California, to acquire ownership control of Organovo.

As disclosed in August 2019, Organovo’s Board of Directors (the “Board”) determined that it would be in the best interests of Organovo’s stockholders to evaluate Organovo’s strategic alternatives.  A Special Committee of the Board (the “Special Committee”) has retained Roth Capital Partners, a leading investment banking firm, to act as its financial advisor.

The Special Committee and the Board understand the importance of the strategic alternatives process to Organovo’s stockholders, and are diligently working in good faith and in an informed and deliberate manner to maximize stockholder value.

“I am pleased with what continues to be a robust process,” stated Taylor Crouch, Organovo’s Chief Executive Officer and President.  “I am confident that the strategic alternatives process is the right course of action for Organovo to take in order to maximize value for its stockholders.”

Organovo intends to evaluate Viscient’s proposal in due course, and is not asking its stockholders to take any action at this time.

Organovo does not undertake any obligation to provide any updates with respect to this or any other proposed transaction, except as required by applicable law.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding the Company’s ability execute the strategic alternative process and the Company’s ability to successfully complete a strategic transaction that maximizes stockholder value.  The factors that could cause the Company's actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the following: the Company may not be successful in completing a strategic transaction on favorable terms, on a timely basis, or at all; the Company may not recognize the benefits of its cost reduction efforts; the Company may incur unanticipated costs and charges; and the Company’s ability to regain compliance with the NASDAQ

Global Market’s listing requirements and ability to remain listed on the NASDAQ Global Market exchange. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including its Quarterly Report on Form 10-Q filed with the SEC on August 8, 2019. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.